Exhibit 99.1

Intersect ENT Announces Changes to Board of Directors

Menlo Park, Calif. – Dec. 10, 2014 (GLOBE NEWSWIRE) – Intersect ENT, Inc. (Nasdaq:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today announced the resignations of Rick Anderson, PTV Healthcare Capital, and Mark Fletcher, Medtronic, from the Intersect ENT board of directors, effective December 15, 2014.

Mr. Anderson has served on the company’s board since 2008 and Mr. Fletcher since 2010, and their departures are consistent with the company’s transition as a newly public company. The board recently initiated a director search to continue to build the expertise and breadth of experience represented on the company’s board.

“We have benefited greatly from our relationships with both PTV Healthcare Capital and Medtronic as investors the last several years,” said Lisa Earnhardt, president and CEO, Intersect ENT. “Rick and Mark have shared tremendous experience, insight, and encouragement as directors, and have helped us transform from an early clinical-stage start-up to a commercial stage public company. We remain grateful for their many contributions.”

“We take great pride in Intersect ENT’s accomplishments and the meaningful impact we’ve had on sinus sufferers, ENT physicians, and the healthcare system,” said Mr. Anderson. “PTV Healthcare Capital is pleased to have partnered with the board and with the Intersect ENT team. Our firm remains dedicated to enabling entrepreneurs to bring innovative technologies from product development to successful commercialization.”

Mr. Fletcher added, “Lisa and the team are well positioned to accomplish great things in the future. I’m honored to have been involved with Intersect ENT the last four years.”

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets the first and only drug-eluting sinus implants, PROPEL and PROPEL mini, which are clinically proven to improve surgical outcomes for patients with chronic sinusitis. The products release an advanced steroid with anti-inflammatory properties directly into the sinus lining, then dissolve, maintaining the open passages created in ethmoid sinus surgery. In addition, Intersect ENT is pursuing clinical trials designed to support expanded indications and to assess two new investigational drug-eluting implants to provide ENT physicians with additional options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers. To learn more about Intersect ENT, please visit www.intersectENT.com.

Inquiries:	Jeri Hilleman
650.641.2105
ir@intersectENT.com